Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information presents the unaudited pro forma combined balance sheet and statement of operations based upon the combined historical financial statements of CFN Enterprises and RAN CoPacking Solutions LLC (“Ranco”) after giving effect to the business combinations and adjustments described in the accompanying notes.

The unaudited pro forma combined balance sheets of CFN and Ranco as of June 30, 2023 has been prepared to reflect the effects of the acquisition as if it occurred on June 30, 2023. The unaudited pro forma combined statements of operations for six months ended June 30, 2023 combine the historical results and operations of CFN and Ranco giving effect to the transaction as if it occurred on January 1, 2023. The unaudited pro forma combined statements of operations for the period ended December 31, 2022 combine the historical results and operations of CFN and Ranco giving effect to the transactions as if they occurred on July 1, 2022.

The unaudited pro forma combined financial information should be read in conjunction with the audited and unaudited historical financial statements of CFN and Ranco and the notes thereto. Additional information about the basis of presentation of this information is provided in Note 2 below.

The unaudited pro forma combined financial information was prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma adjustments reflecting the transaction have been prepared in accordance with business combination accounting guidance as provided in Accounting Standards Codification Topic 805, Business Combinations and reflect the preliminary allocation of the purchase price to the acquired assets and liabilities based upon the preliminary estimate of fair values, using the assumptions set forth in the notes to the unaudited pro forma combined financial information.

The unaudited pro forma combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the combined company. In connection with the pro forma financial information, CFN allocated the purchase price using its best estimates of fair value. Accordingly, the pro forma acquisition price adjustments are preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed. The unaudited pro forma combined financial information also does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the transaction or any integration costs.

Furthermore, the unaudited pro forma combined statements of operations do not include certain nonrecurring charges and the related tax effects which result directly from the transaction as described in the notes to the unaudited pro forma combined financial information.

Exhibit 99.3

CFN Enterprises, Inc.

Unaudited Pro Forma Combined Balance Sheets

As of June 30, 2023

			Pro Forma		Combined
	CFN	Ranco	Adjustments	Notes	Pro Forma
ASSETS
Current assets:
Cash	$1,048,166	$134,060	$5,000,000	(c)	$6,182,226
Restricted cash	20,284	-	-		20,284
Accounts receivable, net	36,100	175,340	-		211,440
Total current assets	1,104,550	309,400	5,000,000		6,413,950
Property and equipment, net	47,907	-	-		47,907
Goodwill	-	-	9,694,243	(a)	9,694,243
Deposits	268,696	297,269	-		565,965
Right of use asset	-	2,272,059	-		2,272,059
Other assets	55,676	-	-		55,676
Total assets	$1,476,829	$2,878,728	$14,694,243		$19,049,800

LIABILITIES AND STOCKHOLDERS' / MEMBERS' DEFICIT
Current liabilities:
Accounts payable	$2,318,201	$43,272	$-		$2,361,473
Accrued liabilities	2,436,785	-	-		2,436,785
Due to related party	501,140	1,022,972	-		1,524,112
Deferred revenue	16,327	-	-		16,327
Due to seller	-	-	1,000,000	(a)	1,000,000
Contingent consideration	-	-	208,000	(a)	208,000
Current portion of notes payable	3,794,914	-	-		3,794,914
Current portion of right of use liability	312,033	538,243	-		850,276
Current liabilities of discontinued operations	79,823	-	-		79,823
Total current liabilities	9,459,223	1,604,486	1,208,000		12,271,709
Right of use liability	223,822	1,760,485	-		1,984,307
Long-term note payable, net of current portion and discounts	746,180	-	5,000,000	(b)	5,746,180
Total liabilities	10,429,225	3,364,971	6,208,000		20,002,196

Stockholders' / members' deficit:
Preferred stock	4	-	-		4
Common stock	41,710	-	40,000	(a)	81,710
Additional paid-in capital	52,128,924	-	7,960,000	(a)	60,088,924
Accumulated deficit	(61,123,034)	-	-		(61,123,034)
Members' deficit	-	(486,243)	486,243		-
Total stockholders' / members' deficit	(8,952,396)	(486,243)	8,486,243		(952,396)
Total liabilities and stockholders' / members' deficit	$1,476,829	$2,878,728	$14,694,243		$19,049,800

Exhibit 99.3

CFN Enterprises, Inc.

Unaudited Pro Forma Combined Statements of Operations

Six Months Ended June 30, 2023

			Pro Forma		Combined
	CFN	Ranco	Adjustments	Notes	Pro Forma

Net revenues	$265,259	$2,193,741	$-		$2,459,000
Cost of revenues	223,675	1,804,746	-		2,028,421
Gross profit	41,584	388,995	-		430,579

Operating expenses:
Selling, general and administrative	2,125,148	659,216	-		2,784,364
Total operating expenses	2,125,148	659,216	-		2,784,364

Loss from operations	(2,083,564)	(270,221)	-		(2,353,785)

Other income (expense):
Interest expense	(103,501)	-	(1,000,000)	(b)	(1,103,501)
Gain on property and equipment	9,253	-	-		9,253
Gain on extinguishment of debt	13,219	-	-		13,219
Other income	157,502	-	-		157,502
Interest income	157	-	-		157
Total other income (expense), net	76,630	-	(1,000,000)		(923,370)

Provision for income taxes	-	-	-		-
Net loss	$(2,006,934)	$(270,221)	$(1,000,000)		$(3,277,155)
Preferred stock interest	120,000	-	-		120,000
Net loss available to common shareholders	$(2,126,934)	$(270,221)	$(1,000,000)		$(3,397,155)
Net loss attributable to non-controlling interest	-	-	-		-
Net loss available to CFN Enterprises common shareholders	$(2,126,934)	$(270,221)	$(1,000,000)		$(3,397,155)
Weighted average common shares outstanding -
basic and diluted	40,255,331	-			40,255,331
Net loss per common share - basic and diluted	$(0.05)	$-			$(0.08)

Exhibit 99.3

CFN Enterprises, Inc.

Unaudited Pro Forma Combined Statements of Operations

Period Ended December 31, 2022

			Pro Forma		Combined
	CFN	Ranco	Adjustments	Notes	Pro Forma

Net revenues	$4,317,490	$1,775,883	$-		$6,093,373
Cost of revenues	6,512,109	1,402,610	-		7,914,719
Gross profit (loss)	(2,194,619)	373,273	-		(1,821,345)

Operating expenses:
Impairment expense	3,615,961	-	-		3,615,961
Selling, general and administrative	2,641,842	400,296	-		3,042,138
Total operating expenses	6,257,803	400,296	-		6,658,099

Income (loss) from operations	(8,452,422)	(27,022)	-		(8,479,444)

Other income (expense):
Loss on conversion of debt	(563,220)	-	-		(563,220)
Unrealized loss on marketable securities	(46,516)	-	-		(46,516)
Impairment of investments	(200,000)	-	-		(200,000)
Interest expense	(694,380)	-	(2,000,000)	(b)	(2,694,380)
Other income	34,206	-	-		34,206
Interest income	113	-	-		113
Total other income (expense), net	(1,469,797)	-	(2,000,000)		(3,469,797)

Provision for income taxes	-	-	-		-
Net income (loss)	$(9,922,219)	$(27,022)	$(2,000,000)		$(11,949,241)
Preferred stock interest	240,000	-	-		240,000
Net income (loss) available to common shareholders	$(10,162,219)	$(27,022)	$(2,000,000)		$(12,189,241)
Net loss attributable to non-controlling interest	(19,826)	-	-		(19,826)
Net income (loss) available to CFN Enterprises common shareholders	$(10,142,393)	$(27,022)	$(2,000,000)		$(12,169,415)
Weighted average common shares outstanding -
basic and diluted	34,258,898	-			34,258,898
Net loss per common share - basic and diluted	$(0.29)	$-			$(0.35)

Exhibit 99.3

CFN Enterprises, Inc.

Notes to Unaudited Pro Forma Financial Statements

1.Description of Transactions

On July 1, 2023, CFN Enterprises, Inc. and its wholly owned subsidiary, RANCO, LLC, a Delaware limited liability company (“Ranco”), entered into an asset purchase agreement (the “Asset Purchase Agreement”) with RAN CoPacking Solutions LLC, a California limited liability company (the “Seller”) and the members of the Seller (collectively, the “Founders”). The assets of the Seller acquired by Ranco consist of assets for co-packing and white label manufacturing services, including comprehensive solutions for third party logistics (3PL) related areas such as storage, order fulfillment, solutions for custom packaging and hardware needs for many different industries, and media and design services, along with strategic marketing support, to help clients establish and enhance their brand presence in the market (the “Purchased Assets”). Ranco acquired the Purchased Assets and assumed certain liabilities of the Seller (the “Acquisition”) in exchange for an aggregate of 40 million shares of Company common stock (the “Acquisition Shares”), and $1 million in cash consideration, payable in quarterly installments in an amount equal to the lesser of (i) Ranco’s gross revenues attributable to the Purchased Assets from and after the closing, net of all accrued debts, liabilities, and obligations of the Ranco and all amounts necessary or advisable to reserve, designate, or set aside for actual or anticipated costs, payments, liabilities, obligations, and claims with respect to the Purchased Assets, all as determined in good faith by Ranco, and (ii) $250,000, until paid in full (the “Cash Consideration”). The Asset Purchase Agreement also contains an earn out provision providing for the issuance of (i) 8 million shares of Company common stock to be issued upon Ranco achieving $19 million in gross revenue attributable to the Purchased Assets and a net profit of $3.9 million within the twelve month period beginning three months from the closing of the Acquisition (the “First Earnout Period”), and (ii) 8 million shares of Company common stock to be issued upon Ranco achieving $29 million in gross revenue attributable to the Purchased Assets and a net profit of $5.9 million within the twelve month period beginning on the day immediately following the end of the First Earnout Period. The Buyer also agreed to assume the Seller’s lease for property related to the Purchased Assets in Los Angeles, California, consisting of approximately 46,000 square feet, a current monthly rent of $77,286.14 with four years remaining on the term (increasing annually to $86,936.85 for the last year of the term) with a three-year option to extend, including the Seller’s security deposit of approximately $297,000.  The Company agreed to enter into employment agreements with the Founders and to guarantee the Cash Consideration portion of the purchase price.

Also on July 1, 2023, Ranco entered into promissory notes with certain lenders to borrow an aggregate of $5 million(the “Notes”). The Notes have a 15 month term and are subject to mandatory equal repayments commencing on the fourth month following issuance, for an aggregate repayment of $7.5 million. The Notes are secured by the assets of Ranco and guaranteed by the Company. Two of the lenders, Isaac Shehebar 2008 AIJJ Grantor Retained Annuity Trust and Ezra A. Chehebar, are existing shareholders of, and advisors to, the Company.

2.Basis of Presentation

The historical financial information has been adjusted to give pro forma effect to events that are directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined balance sheets and unaudited pro forma combined statements of operations, expected to have a continuing impact on the combined results.

The transaction was accounted for as a business acquisition whereas Ranco is the accounting acquiree and CFN is the accounting acquirer.

Exhibit 99.3

3.Consideration Transferred

Cash (due to seller)	$1,000,000
Common stock	8,000,000
Contingent consideration	208,000
Purchase price consideration	$9,208,000

The following table shows the preliminary allocation of the purchase price for Ranco to the acquired net identifiable assets and pro forma goodwill:

Assets acquired	$2,878,728
Goodwill	9,694,243
Liabilities assumed	(3,364,971)
Purchase price consideration	$9,208,000

a)To record the purchase price allocation of the Ranco pro forma acquisition, including the recognition of goodwill, purchase price consideration by Ranco, and elimination of Ranco’s equity.

b)To record the promissory note entered into by Ranco on July 1, 2023 and related pro forma interest expense.